Exhibit 10.4

PATENT SECURITY AGREEMENT

THIS PATENT SECURITY AGREEMENT (this “Agreement”) dated as of October 10, 2012, is by and between TURBOSONIC TECHNOLOGIES, INC., a Delaware corporation (the “Debtor”), and MEGTEC SYSTEMS, INC., a Delaware corporation (the “Secured Party”).

This Agreement is executed pursuant to the terms of (a) the Promissory Note of even date herewith (as amended, restated, supplemented, or otherwise modified from time to time, the “Note”) executed by the Debtor in favor of the Secured Party, and (b) the Second Lien Security Agreement of even date herewith (as amended, restated, supplemented, or otherwise modified from time to time, the “Security Agreement”) executed by the Debtor in favor of the Secured Party. Capitalized terms used herein but not defined herein shall have the meaning assigned to them in the Note or the Security Agreement, as applicable.

NOW, THEREFORE, for good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Debtor hereby grants to the Secured Party a security interest junior to the Senior Secured Debt in all of the Debtor’s right, title, and interest in, to, and under the following, whether presently existing or hereafter arising or acquired:

(i)              all patents and patent applications, including, without limitation, each patent listed on Schedule A;

(ii)             each license of any patent under which Debtor is a licensee or licensor;

(iii)            all claims by the Debtor against third parties for (a) past, present, or future infringement of any patent, including, without limitation, any patent listed on Schedule A or under any patent licensed under any patent license under which Debtor is a licensee or licensor, or (b) breach or enforcement of any patent license; and

(iv)            all products and proceeds of the foregoing;

provided, however, that the security interests granted herein shall not extend to any patent license or any rights thereunder where the Debtor is a licensee to the extent that the granting of a security interest therein would, under the express terms of such license, be prohibited or restricted or result in a breach of the terms of, constitute a default under, or result in a termination of any such license or any related agreement.

The rights and remedies of the Secured Party with respect to the security interest granted herein are without prejudice to, and are in addition to, those set forth in the Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Agreement are deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.

[Signatures follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

TURBOSONIC TECHNOLOGIES, INC.,
as the Debtor

By: \s\ Edward F. Spink
Name: Edward F. Spink
Title: Chief Executive Officer

ACKNOWLEDGMENT

PROVINCE OF ONTARIO

COUNTY OF WATERLOO

I, Irwin A. Duncan, a Notary Public for said County and State, do hereby certify that Edward F. Spink personally appeared before me this day and stated that he is the CEO of TurboSonic Technologies, Inc. and acknowledged, on behalf of TurboSonic Technologies, Inc. the due execution of the foregoing instrument.

Witness my hand and official seal, this 12th day of October, 2012.

/s/ Irwin A. Duncan
Notary Public
My commission expires: is for life
/s/ Irwin A. Duncan

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Agreed and accepted as of the 10th day of October, 2012.

MEGTEC SYSTEMS, INC.,
as the Secured Party

By:\s\ Gregory R. Linn
Name: Gregory R. Linn
Title: Senior Vice President and Chief Financial Officer

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